Exhibit 5.1

Baker Hughes Company

Baker Hughes Holdings, LLC

Baker Hughes Co-Obligor, Inc.

c/o Baker Hughes Company

575 North Dairy Ashford Road, Suite 100

Houston, Texas, 77079-1121

Ladies and Gentlemen:

We have acted as counsel to Baker Hughes Company, a Delaware corporation (the “Parent Guarantor”), Baker Hughes Holdings LLC, a Delaware limited liability company (“BHH LLC”), and Baker Hughes Co-Obligor, a Delaware corporation (the “Co-Obligor,” and together with BHH LLC, the “Issuers”), in connection with the Issuers’ offering pursuant to a registration statement on Form S-3 (No. 333-275865) (the “Registration Statement”) and the accompanying prospectus, dated December 1, 2023 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated March 5, 2026 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) of:

•	€600,000,000 in aggregate principal amount of 3.226% senior notes due 2030

•	€900,000,000 in aggregate principal amount of 3.812% senior notes due 2034

•	€750,000,000 in aggregate principal amount of 4.193% senior notes due 2038 and

•	€750,000,000 in aggregate principal amount of 4.737% senior notes due 2046

(collectively, the “Notes”)

The Notes were issued pursuant to an indenture dated as of October 28, 2008 (the “Base Indenture”), between BHH LLC (as successor to Baker Hughes Incorporated) and The Bank of New York Mellon Trust Company N.A., as trustee (the “Trustee”), as amended and supplemented by the Second Supplemental Indenture, dated as of July 3, 2017, among the Issuers and the Trustee, by the Seventh Supplemental Indenture, dated as of December 31, 2023, among the Issuers, the Parent Guarantor and the Trustee, and as further amended and supplemented by the Ninth Supplemental Indenture, dated as of the date hereof, among the Issuers, the Parent Guarantor and the Trustee (together, the “Indenture”).

Baker Hughes Company, et al., p. 2

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

(c)	an executed copy of the Underwriting Agreement dated March 5, 2026 among the Issuers, Parent Guarantor and the underwriters named in Schedule I thereto;

(d)

an executed copy of each of the Base Indenture, the Second Supplemental Indenture, the Seventh Supplemental Indenture and the Ninth Supplemental Indenture, including the guarantee of the Notes by the Parent Guarantor set forth in the Ninth Supplemental Indenture (the “Guarantee” and, together with the Notes, the “Securities”);

(e)	facsimile copies of the Notes in global form as executed by the Issuers and authenticated by the Trustee;

(f)

copies BHH LLC’s Amended and Restated Limited Liability Company Agreement, and the Co-Obligor’s Certificate of Incorporation and Bylaws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Co-Obligor; and

(g)

copies of the Parent Guarantor’s Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Parent Guarantor.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Issuers and the Parent Guarantor and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Notes are the valid, binding and enforceable obligations of the Issuers, entitled to the benefits of the applicable Indenture.

2.	Each Guarantee is the valid, binding and enforceable obligation of the Parent Guarantor, entitled to the benefits of the Ninth Supplemental Indenture.

Baker Hughes Company, et al., p. 3

Insofar as the foregoing opinions relate the valid existence and good standings of the Company, it is based solely on confirmation from public officials. Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Issuers or the Parent Guarantor, (a) we have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Issuers or the Parent Guarantor regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the Prospectus Supplement under the heading “Legal Matters” as counsel for the Issuers and the Parent Guarantor who have passed on the validity of the Securities and to the filing of this opinion letter as Exhibit 5.1 to the Parent Guarantor’s Current Report on Form 8-K dated March 11, 2026. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Lillian Tsu
Lillian Tsu, a Partner